Exhibit 10.17.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[*]”.

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799 805.447.1000 www.Amgen.com
November 14, 2016

Via facsimile and overnight courier

UCB Celltech (as successor in interest to Celltech R&D Limited)
208 Bath Road
Slough SL1 3WE
Berkshire, England
Attention: Company Secretary

Re:	Amendment No. 2 to Collaboration and Licence Agreement Between Amgen Inc. and Celltech R&D Limited
Amgen Ref. No. 200203470

To Whom It May Concern:

Celltech R&D Limited (“UCB”) and Amgen Inc. (“Amgen”) entered into the captioned Agreement effective May 10, 2002, as amended by Amendment No. 1 to the Agreement effective June 9, 2003 (the “Agreement”). The Parties, by entering into this letter agreement (this “Amendment”), agree that the Agreement is hereby amended and supplemented as set forth below and that the Amendment shall have an effective date of November 14, 2016 (the “Amendment Effective Date”). Unless specified herein, each capitalized term shall have the meaning assigned to it in the Agreement.

1.The term “Amgen Initial Countries” in Article 1 of the Agreement is hereby amended and restated as follows:

“Amgen Initial Countries” means the United States, Canada, Mexico, Japan, Australia and New Zealand.

2.The term “Celltech Initial Countries” in Article 1 of the Agreement is hereby amended and restated as follows:

“Celltech Initial Countries” means the United Kingdom, France, Germany, Spain, Italy,Norway, Switzerland and any country in addition to those named which, as of the date of first Regulatory Approval for Commercialisation of an Antibody Product, is a member state of the European Union.

3.Article 1 of the Agreement is hereby amended by including the following definition after “Research Plan” and before “Secondary Detail”:

“Romosozumab” means the Antibody Product known as romosozumab.

4.Article 5.12(b) of the Agreement is hereby amended and restated as follows:

b. The Joint Commercialisation Committee shall review on a quarterly basis (including a review of the fourth quarter, reasonably promptly after its end) the Commercialisation Expenses actually incurred against the consolidated budget prepared by the Territory Commercial Lead (as described in Article 5.12(a)) for such expenses in the applicable calendar year and will consider for approval any appropriate changes to such budget. For clarity, such budget shall provide for all expenses to be incurred by or on behalf of the Territory Commercial Lead in the countries in such Party’s Lead Territory, whether expected to be incurred by the Territory Commercial Lead, by the other Party or by any Third Parties. If in the course of the quarterly review (or otherwise), either Party should determine for any Antibody Product that the actual amounts incurred for such calendar year are, in the aggregate, likely to be, or that the actual amounts incurred for such calendar year are, greater than [*] of the aggregate amount budgeted by the Territory Commercial Lead for such calendar year, the Joint Commercialisation Committee shall review the reasons for such potential overrun and determine whether such overrun is acceptable. To the extent the Joint Commercialisation Committee determines that such overrun is acceptable, the Joint Commercialisation Committee shall approve a revised Commercialisation budget to include such overrun. To the extent the Joint Commercialisation Committee determines that such overrun is not acceptable, the Joint Commercialisation Committee shall initiate such actions as required to remedy the situation. To the extent the Joint Commercialisation Committee is unable to agree on any matter or remediation relating to said overrun (and in any event if the Joint Commercialisation Committee does not determine that said overrun is acceptable), [*].

5.The Parties agree that Article 5 of the Agreement is hereby amended by including the following as Article 5.18:

“5.18 Romosozumab Commercialisation Principles. This Article 5.18 shall apply notwithstanding any other term of this Agreement (including without limitation Articles 5.7, 5.9 and 5.12):

a. Each Party, including when acting as Territorial Commercial Lead, shall Commercialise Romosozumab and carry out its activities contemplated by this Agreement subject to, and in accordance with, and otherwise comply with such commercialisation principles mutually agreed from time to time by the Parties in writing as expressly constituting such for purposes of this Article 5.18 (the “Commercialisation Principles”), and neither Party shall take any action with respect to Romosozumab that conflicts with the Commercialisation Principles. The Commercialisation Plan for Romosozumab, to be developed and approved by the Joint Commercialisation Committee as provided for in Article 5.8 of this Agreement, and each Country Plan for Romosozumab, to be developed by the relevant Territorial Commercial Lead as provided for in Article 5.9 of this Agreement, shall be developed in accordance with the terms of this Agreement and the Commercialisation Principles, and shall not conflict with the Commercialisation Principles unless mutually agreed in writing by the Parties. The Commercialisation Principles shall not be modified in any respect by either Party, the Joint Commercialisation Committee or any other governance body formed pursuant to the Agreement without the express written consent of the Parties. The Parties hereby agree that (i) Articles 5.2 and 5.11(a) through 5.11(d) shall not apply with respect to Romosozumab; and (ii) Articles 5.11(e) through 5.11(h) shall continue to apply in full force and effect with respect to Romosozumab, provided that (x) references therein and otherwise in the Agreement to Co-Detailer instead shall be deemed to refer to the Party that is not the Territorial Commercial Lead in the country in question; (y) the Parties shall Commercialise Romosozumab under a single Product Trademark in accordance with the applicable Country Plan; and (z) with respect to Article 5.11(h), as between the Parties, only the Territory Commercial Lead’s corporate name and logo shall appear on Promotional Materials for Romosozumab in respect of such country, except in the case of the Celltech Initial Countries (after giving effect to this Amendment) and China (to the extent there is co-detailing in any such country).

b. For the avoidance of doubt, any dispute between the Parties with respect to the Commercialisation Principles shall be addressed according to Article 15 of the Collaboration Agreement. If the dispute remains unresolved after the process set forth in Article 15, then either Party may at any time thereafter pursue any legal or equitable remedy available to it. Notwithstanding the provisions of this Article 5.18(b), either Party shall be entitled at all times and without delay to seek equitable relief.”

Each of Amgen and UCB represent and warrant that it has the right to enter into this Amendment and that the terms of this Amendment are not inconsistent with other contractual obligations (express or implied) that it may separately have. No amendment or supplement to, or modification of, any provision of this Amendment shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. This Amendment shall be governed by and interpreted in all respects under the substantive laws of the State of New York, as applied to agreements executed and performed entirely in the State of New York by residents of the State of New York, without regard to the United Nations Convention on International Contracts for the Sale of Goods.

Except as amended and supplemented hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. The Agreement, as amended and supplemented pursuant to this Amendment, constitutes the entire understanding of the Parties and each reference to “Agreement” contained in the Collaboration and Licence Agreement shall, from and after the date of the Amendment Effective Date, refer to the Collaboration and Licence Agreement as amended and supplemented hereby. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. If this Amendment is acceptable to you, please confirm by signing and returning a copy to Amgen.

Yours sincerely,

AMGEN INC.
/s/ Anthony C. Hooper
By: Anthony C. Hooper
Title: EVP, Global Commercial Operations

/s/ David W. Meline
By: David W. Meline
Title: EVP, Chief Financial Officer

Acknowledged and agreed:

UCB CELLTECH

/s/ Mark Glyn Hardy
By: Mark Glyn Hardy
Title: Company Secretary
6